Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8, relating to the TransCommunity Bankshares Incorporated 2001 Stock Option Plan (as amended effective March 27, 2003), of our report dated January 24, 2003, included in the TransCommunity Bankshares Incorporated Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, and to all references to our Firm included in this registration statement.

/s/ S.B. HOOVER & COMPANY, L.L.P.

October 23, 2003

Harrisonburg, Virginia